========                  UNITED STATES SECURITIES AND
|FORM 4|                       EXCHANGE COMMISSION       =======================
========                     Washington, D.C.  20549     |    OMB APPROVAL     |
                                                         -----------------------
                                                         |OMB Number: 3235-0287|
                                                         -----------------------
[ ] Check this box if no longer                          |Expires: Jan 31, 2005|
    subject to Section 16.  Form                         -----------------------
    4 or Form 5 obligations may                          |Estimated average    |
    continue.  See Instruction 1(b).                     |burden hours per     |
                                                         |response. . . . 0.5  |
                                                         =======================

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   Kauffman                         Robert              R.
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   (Last)                           (First)             (Middle)

   15575 North 83rd Way, Suite 3
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                                    (Street)

   Scottsdale                       AZ                   85260
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Alanco Technologies, Inc.
   (ALAN)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Day/Year

  October 9, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

           C.E.O.
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                     |            |            |            |                                |                |6.       |          |
                     |            |            |            | 4.                             |5.              |Owner-   |          |
                     |            |            |            | Securities Acquired (A) or     |Amount of       |ship     |          |
                     |            |            | 3.         | Disposed of (D)                |Securities      |Form:    |7.        |
                     |            |2A.         | Transaction| (Instr. 3, 4 and 5)            |Beneficially    |Direct   |Nature of |
                     |2.          |Deemed      | Code       | ------------------------------ |Owned following |(D) or   |Indirect  |
1.                   |Transaction |Execution   | (Instr. 8) |                | (A) |         |Reported        |Indirect |Beneficial|
Title of Security    |Date        |Date, if any| -----------|     Amount     | or  |  Price  |Transaction(s)  |(I)      |Ownership |
(Instr. 3)           |(mm/dd/yy)  |(mm/dd/yy   |  Code  | V |                | (D) |         |(Instr. 3 and 4)|(Instr.4)|(Instr. 4)|
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
                     |            |            |        |   |                |     |         |                |         |          |
Class A Common Stock |  10/09/02  |            |   P    |   |    15,000      |  A  | $0.50   |    472,500     |    D    |          |
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                     |            |            |        |   |                |     |         |                |         |          |
Class A Common Stock |            |            |        |   |                |     |         |    372,632     |    I    |    IRA   |
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                     |            |            |        |   |                |     |         |                |         |          |
                     |            |            |        |   |                |     |         |                |         |          |
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                     |            |            |        |   |                |     |         |                |         |          |
                     |            |            |        |   |                |     |         |                |         |          |
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                     |            |            |        |   |                |     |         |                |         |          |
                     |            |            |        |   |                |     |         |                |         |          |
====================================================================================================================================

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================
            |       |       |       |       |             |                |                     |       |9.        |10.    |      |
            |       |       |       |       |             |                |                     |       |Number    |Owner- |      |
            |       |       |       |       |             |                |                     |       |of        |ship   |      |
            |2.     |       |       |       |             |                |                     |       |Deriv-    |Form of|      |
            |Conver-|       |       |       | 5.          |                |7.                   |       |ative     |Deriv- |11.   |
            |sion   |       |       |       | Number of   |                |Title and Amount     |       |Secur-    |ative  |Nature|
            |or     |       |3A.    |       | Derivative  |6.              |of Underlying        |8.     |ities     |Secur- |of    |
            |Exer-  |       |Deemed |4.     | Securities  |Date            |Securities           |Price  |Bene-     |ities: |In-   |
            |cise   |3.     |Exe-   |Trans- | Acquired (A)|Exercisable and |(Instr. 3 and 4)     |of     |ficially  |Direct |direct|
            |Price  |Trans- |cution |action | or Disposed |Expiration Date |---------------------|Deriv- |Owned     |(D) or |Bene- |
1.          |of     |action |Date,  |Code   | of(D)       |(Month/Day/Year)|             |Amount |ative  |Following |In-    |ficial|
Title of    |Deriv- |Date   |if any |(Instr | (Instr. 3,  |----------------|             |or     |Secur- |Reported  |direct |Owner-|
Derivative  |ative  |(Month/|(Month/|8)     | 4 and 5)    |Date    |Expira-|             |Number |ity    |Transac-  |(I)    |ship  |
Security    |Secur- |Day/   |Day/   |------ | ------------|Exer-   |tion   |             |of     |(Instr.|tion(s)   |(Instr.|(Instr|
(Instr. 3)  |ity    |Year)  |Year)  |Code |V|  (A)  | (D) |cisable |Date   |Title        |Shares |5)     |(Instr. 4)|4)     |4)    |
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
Total Common|       |       |       |     | |       |     |        |       |             |       |       |          |       |      |
Stock       |       |       |       |     | |       |     |        |       |             |       |       |          |       |      |
Options end |       |       |       |     | |       |     |        |       |             |       |       |          |       |      |
of month    |       |       |       |     | |       |     |        |       |             |       |       |1,655,000 |   D   |      |
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            |       |       |       |     | |       |     |        |       |             |       |       |          |       |      |
            |       |       |       |     | |       |     |        |       |             |       |       |          |       |      |
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            |       |       |       |     | |       |     |        |       |             |       |       |          |       |      |
            |       |       |       |     | |       |     |        |       |             |       |       |          |       |      |
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            |       |       |       |     | |       |     |        |       |             |       |       |          |       |      |
            |       |       |       |     | |       |     |        |       |             |       |       |          |       |      |
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            |       |       |       |     | |       |     |        |       |             |       |       |          |       |      |
            |       |       |       |     | |       |     |        |       |             |       |       |          |       |      |
====================================================================================================================================

Explanation of Responses:

By: /s/  Robert R. Kauffman                                     10/11/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.